	RE:	PRA International 12120 Sunset Hills Road, Suite 600 Reston, VA 20190 703-464-6300

FOR YOUR INFORMATION:	TRADED: Nasdaq: PRAI

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
Matt Bond	Jeff Wilhoit	Kathy Waller
Senior Vice President and CFO	General Info	Analyst Contact
703-464-6300	312-640-6757	312-640-6696
FOR IMMEDIATE RELEASE
WEDNESDAY, JULY 27, 2005
PRA INTERNATIONAL ANNOUNCES SECOND QUARTER RESULTS

Completes Successful Secondary Offering

Named to BusinessWeek’s List of 100 Best Small Companies
Reston, Virginia, July 27, 2005—PRA International (Nasdaq: PRAI), a leading global clinical research organization, today announced increases in service revenue and operating income for the second quarter ended June 30, 2005.
Second Quarter 2005 Highlights
•	Secondary offering adds 8.3 million shares to public float
•	Achieved BusinessWeek’s list of 100 Best Small Companies
•	ISO 9001:2000 registration achieved for all PRA International locations worldwide
•	GMG and RxCCI acquisitions completed; integrations underway
•	Early-third quarter opening of new Lenexa, Kansas facility consolidates key operations
•	Service revenue increased 10.0% to $76.0 million
•	Operating margin increased to 18.1%
•	Net income increased 13.6% to $8.6 million, or $0.35 per diluted share
•	New business awards totaled $101.3 million
•	Backlog increased 28% to $478 million
•	Raises 2005 EPS guidance from $1.18 — $1.22 range to $1.20 — $1.24
“While we measure our quarterly progress primarily through operational benchmarks and financial results, we are also pleased to highlight certain third party endorsements of our continued strong performance during the second quarter,” said Pat Donnelly, PRA International president and chief executive officer. “We completed a successful secondary offering of 8.3 million shares which nearly tripled our public float, receiving very positive demand and feedback from investors during the offering road show. In addition, BusinessWeek named PRA International to its 2005 list of the 100 Best Small Companies, where we debuted at number 55

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in our first year as a public company. We also remain very excited about achieving our ISO 9001:2000 registration early in the second quarter, a distinction recognized around the world as the guideline for establishing and maintaining an effective quality program.
“The most important endorsement for PRA International comes from our customers, and the second quarter saw continued strength in new business award activity across all of our primary therapeutic areas. In analyzing our new business award activity in the first half of 2005, we saw a trend toward customers retaining us earlier in the process in an effort to ensure the availability of PRA teams for their programs, sometimes well before work was scheduled to begin. While this trend has lengthened our business conversion cycle somewhat, we believe it is another sign of progress toward our goal of becoming the clinical development services provider of choice within the pharmaceutical and biotech industries.
“We also received another type of endorsement in the second quarter, this time from peers in our own industry eager to join PRA. In addition to the early-second quarter acquisition of GMG BioBusiness Ltd. discussed in the first quarter release, we also completed another acquisition that fortifies our Global Regulatory Affairs group. Regulatory/Clinical Consultants, Inc. (RxCCI) further enhances our leadership position as a provider of global clinical development services. Leading industry peers also elected to join PRA International on an individual level. Chief among a number of notable second quarter additions that significantly strengthened PRA management is Dr. Jack Schaumberg. He was appointed to the newly-created role of Senior Vice President of Global Clinical Operations. His energy and depth of experience will be key attributes in continuing the expansion of PRA’s service offerings.”
Second Quarter and 2005 First Half Results
For the three month period ended June 30, 2005, PRA International’s service revenue totaled $76.0 million, an increase of 10.0 percent over $69.1 million in the second quarter of 2004. Service revenue excludes from total revenue the reimbursed out-of-pocket costs associated with client projects and programs. Reimbursement revenue totaled $9.1 million compared to $8.9 million in the second quarter of 2004. Income from operations in the second quarter totaled $13.7 million, a 23 percent increase from $11.1 million in the year-ago quarter. Second quarter 2005 operating margin, based on service revenue, was 18.1 percent compared to 16.1 percent in the 2004 second quarter. Net income totaled $8.6 million, or $0.35 per diluted share, compared to $7.5 million, or $0.37 per diluted share, in the second quarter of 2004. Earnings per diluted share figures are based on diluted shares outstanding of 24.6 million compared to 20.2 million in the second quarter of 2004.
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For the six month period ended June 30, 2005, service revenue totaled $149.6 million, an increase of 10.0 percent over $136.0 million in the first six months of 2004. Reimbursement revenue totaled $17.0 million compared to $15.9 million in the first six months of 2004. Income from operations in the 2005 period totaled $24.9 million compared to $15.4 million in the same period one year ago. The six month period of 2004 included tender/option expenses totaling $5.6 million. Adjusting for the impact of these one-time expenses, income from operations in the first six months of 2004 was $21.0 million.
Operating margin for the first half of 2005, based on service revenue, was 16.6 percent compared to 11.3 percent in the first half of 2004. Adjusting for the impact of tender/option expenses, operating margin for the first six months of 2004 was 15.4 percent. Net income totaled $15.5 million, or $0.63 per diluted share, compared to $9.9 million, or $0.50 per diluted share, in the first six months of 2004. Earnings per diluted share figures are based on diluted shares outstanding of 24.6 million compared to 20.0 million in the first half of 2004.
New business awards for the second quarter and first six months of 2005 totaled $101.3 million and $214.1 million respectively, compared to $112.8 million and $175.3 million in the comparable periods in 2004. Backlog at June 30, 2005 was approximately $478 million, a 28% increase, compared to $372 million one year ago. Net book to bill ratio for the first six months of 2005 was 1.18 versus 1.09 in the first six months of 2004. PRA’s second quarter cash flow from operations was $8.6 million compared to cash flow from operations of $20.2 million in the year-ago quarter. Days sales outstanding, which includes accounts receivable and unbilled services less advanced billings, was a positive one day compared to a negative 12 days in the year-ago quarter. At June 30, 2005, PRA International had cash of $68.2 million and no significant long term debt.
Lenexa Facility Expansion
On July 12th, the Company announced the opening of its new 106,000 square foot facility in Lenexa, Kansas. The new facility, which will expand by an additional 42,000 square feet in late 2005, consolidates PRA staff that were in four separate locations. PRA International will hold a grand opening celebration at the facility on July 28th.
“Having those formerly disparate operations under one roof will result in added operational efficiencies,” said Donnelly. “This new location will handle document management on a worldwide basis and be one of our key data management locales.”
Outlook
“In the second half of 2005, we will continue to make good on our Project Assurance SM commitment,” continued Donnelly. “Our core therapeutic strengths will continue to drive new opportunities while our growing reputation and visibility within the industry will facilitate forays into newer therapeutic areas and geographic regions. We are currently tracking over 600 new molecules in the research and development pipeline, and we are confident of our continued participation in the development of the next round of promising compounds due to our therapeutic expertise. We also recently partnered with DataLabs to expand our data management and electronic data capture capabilities. We look forward to reaping the benefits of these investments in the coming years.”
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Based on the factors discussed in this release, the Company today elected to revise upward its guidance for 2005 earnings per share from a previous range of $1.18-$1.22 to a new range of $1.20-$1.24. The Company is not changing its previously stated revenue guidance figures.
PRA International will hold a conference call today at 9:00 a.m. Eastern to provide supporting detail on second quarter results. The call will be available via live webcast at www.prainternational.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available at the site for 45 days.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements that are subject to risks and uncertainties relating to PRA International’s future financial and business performance, including estimates of net income and service revenue, as well as any other predictive statements dependent upon future events or conditions, or that include words such as “expect”, “anticipate”, “intend”, “plan”, “believe”, “seek”, “may”, “will”, “estimate” or similar expressions of futurity. You should not place undue reliance on any forward-looking statements, which represent the Company’s estimates only as of the date of this news release and are not intended to give any assurance as to actual future results. Factors that might cause future results to differ include: the value of ISO 9001:2000 certification to our customers; the success of the efficiencies of the Company’s new Lenexa facility; rollout of the new data management and electronic data capture platform; the ability to integrate our newly acquired entities; and general economic and business conditions. PRA International’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions the Company believes to be reasonable based upon available information, they are subject to risks and uncertainties that are described more fully in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K. This document can be accessed in the SEC’s EDGAR database found at www.sec.gov. Please note that PRA International assumes no obligation to update any of the forward-looking statements in this release, except as required by applicable securities laws.
About PRA International
PRA International is one of the world’s leading clinical development organizations, with approximately 2,500 employees working from offices in North America, Europe, South America, Africa, Australia and Asia. PRA, an ISO 9001:2000 registered company, delivers services to its clients through a unique approach called Project Assurance SM, which represents the Company’s commitment to reliable service delivery, program-level therapeutic expertise, global access to knowledge, and involved senior management.
To learn more about PRA International, please visit http://www.prainternational.com or call our World Headquarters at +1 (703) 464-6300.
-FINANCIAL TABLES FOLLOW-
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PRA International
Consolidated Income Statements
Three Months and Six Months Ended June 30, 2005 and 2004
(Dollars, in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June	June	June	June
	30, 2005	30, 2004	30, 2005	30, 2004
Service revenue	76,031	69,130	149,624	135,960
Reimbursement revenue	9,124	8,928	16,983	15,893
Total revenue	85,155	78,058	166,607	151,853

Direct costs	34,159	33,304	69,436	66,075
Reimbursable out of pocket costs	9,124	8,928	16,983	15,893
Selling, general & admin	25,290	21,811	49,671	43,804
Tender/option expense	—	321	—	5,585
Depreciation and amortization	2,847	2,358	5,623	4,695
Management fees	—	200	—	400
Income from operations	13,735	11,136	24,894	15,401
Interest income (expense), net	542	(795)	631	(1,570)
Other income (expense), net	(468)	1,223	(494)	1,675
Income before tax	13,809	11,564	25,031	15,506

Provision for income taxes	5,254	4,030	9,518	5,615
Net income	8,555	7,534	15,513	9,891

Earnings per share
Basic	$0.38	$0.42	$0.69	$0.55
Diluted	$0.35	$0.37	$0.63	$0.50

Number of shares
Basic	22,392	18,065	22,379	17,859
Diluted	24,624	20,164	24,597	19,958

Reconciliation of adjusted income from operations
Income from operations	13,735	11,136	24,894	15,401
Tender/option expense	—	321	—	5,585
Adjusted income from operations (1)	13,735	11,457	24,894	20,986

Reconciliation of adjusted net income
Net income	8,555	7,534	15,513	9,891
Tender/option expense (net of tax effect)	—	209	—	3,357
Adjusted net income (1)	8,555	7,743	15,513	13,248

Adjusted net income per share (1)
Basic	$0.38	$0.43	$0.69	$0.74
Diluted	$0.35	$0.38	$0.63	$0.66
(1)	Amounts shown herein as “adjusted income from operations,” “adjusted net income,” and “adjusted income per share” exclude the effects of a one-time tender offer relating to our repurchase in 2004 of stock options and the payment of a special bonus to certain employee option holders. The tender offer and option repurchase costs, all of which were incurred in 2004 in connection with a one-time, special transaction, are not viewed by our management as indicative of the status of our ongoing operating performance. Each of adjusted income from operations, adjusted net income, and adjusted net income per share (i) are measures of our performance that are not required by or presented in accordance with GAAP; (ii) should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP; and (iii) should not be considered in isolation or as a substitute for analysis of our GAAP results.
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Summary Balance Sheet Data
(Dollars, in thousands)
(unaudited)

	June	December	June
	30, 2005	31, 2004	30, 2004

Cash and marketable securities	68,241	90,388	23,116
Accounts receivable	48,767	59,384	49,605
Unbilled	27,578	29,993	43,420
Advanced billings	75,647	114,801	104,954
Working capital	23,489	11,478	(23,414)
Total assets	307,460	337,344	275,776
Equity	165,820	150,379	67,660

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